CONSULTING AGREEMENT

     THIS "CONSULTING AGREEMENT" is entered into this 11th day of October,
2004,   by and between LEXXUS CAPITAL, INC. (hereafter referred to as
"Consultant"), and BROADCAST INTERNATIONAL, INC., a Utah Corporation (hereafter "Company").

                         R E C I T A L S

     WHEREAS, Company acquired the rights to certain patentable technology relating to the compression decompression of video signals for transmission of video through traditional broadcast media and via the Internet while requiring reduced bandwidth; and,

     WHEREAS, Company employs a variety of video-powered business solutions, including IP and digital satellite, Internet streaming, and other types of wired/wireless network distribution. In addition, Company assists clients with video production, rich media development and a full range of network support services. The Company has also recently introduced CodecSys, a patent-pending technology that enables full-screen, full-motion video at low bandwidths by switching on the fly between multiple codecs.

     WHEREAS, Consultant is engaged in the business of locating businesses, both domestic and foreign, that may have interest in various new technologies and that can provide distribution for products and serve as channel and marketing partners in foreign countries for products employing low bandwidth video transmission and in providing due diligence of such businesses including analysis and on-going monitoring and/or management; and,

     NOW THEREFORE, the Parties agree to the following terms and conditions pursuant to which the Consultant shall provide the Services described herein for the Company.

1.   INCORPORATION OF RECITALS

     Recitals as set forth above are agreed to be true and incorporated into the body of this Agreement by reference.

2.   DESCRIPTION OF BUSINESS

     The business of Company ("Business") involves providing services to large organizations by employing a variety of video-powered business solutions, including IP and digital satellite, Internet streaming, and other types of wired/wireless network distribution. In addition, the Company assists clients with video production, rich media development and a full range of network support services. The Company has also recently introduced CodecSys, a patent-pending technology that enables full-screen, full-motion video at low bandwidths by switching on the fly between multiple codecs.


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3.   ENGAGEMENT OF CONSULTANT

     Company hereby hires Consultant and Consultant hereby accepts the consulting engagement all on the terms of this Agreement. The scope of the Services to be rendered at any given time shall include all activities necessary or requested by Company.

     a) Consultant has familiarized himself with and will provide introductions to each of the companies which he believes may be a potential licensee of the Company's technology or a distributor of products using the technology. Such due diligence investigations have included and will continue to include, but not be limited to, on-site visits to each of the companies, detailed evaluations of the businesses with specific emphasis on the compatibility of product lines of such companies with the Company's technology, and evaluations of the management teams and the ability to bring such new technology to market according to the budgets and plan created by management, and provided advice to the Company on personnel and strategic matters.

     b) Consultant shall meet regularly with Company and/or its clients. Such meetings shall be to provide individual analysis and/or progress reports on the potential licensees or marketing partners and to bring the Company or its clients up to date on any new developments, problems or requirements.

     c) Consultant shall also be available upon request by the Company to visit new companies to evaluate such companies for potential recommendation to Company regarding the potential for business relationships including acquisition. Consultant shall make such reports to the Company on such potential licensees or marketing partners in such manner as may be directed from time to time.

     d) Company acknowledges that Consultant has already performed the services over the past year and has introduced the Company's technology to potential licensees in the Middle East, Europe, and Asia and desires to compensate the Consultant for such services.

     e) Consultant shall not render any "capital raising" services for Company under this Consulting Agreement. "Capital raising" services includes those types of services that are obviously capital raising by their result, and also includes but is not limited to any promotional or public relations services that tend to promote or maintain the public trading market for the Company's common stock that is traded on the OTC Bulletin Board. In this regard, you will not, without the prior written permission of our Company, cause any Press Release or other public announcement to be made that includes any reference to our Company or its technology or otherwise; nor will you assist or participate in obtaining any public recommendations of our Company by any public relations firms or persons or entities that recommend securities for purchase or investment.

4.    TERMINATION OF PRIOR AGREEMENT AND TERM OF THE AGREEMENT

      The Consultant and the Company hereby agree that all prior agreements between the Company and Consultant are hereby terminated and that the compensation set forth herein is in full satisfaction of all amounts owed by Company to Consultant.

      This Agreement shall continue until either party shall give 30 days written notice to the other.

5.    COMPENSATION

      (a) Company shall issue to Consultant 60,000 shares of common stock of the Company in compensation of the services rendered by the Consultant in introducing potential exclusive licensees to the Company. The Company agrees that it will register the common stock issued to the Consultant as soon as reasonably practicable using Form S-8.

     (b) In addition, for services rendered in the future in the form of sales of products or technology licenses brought to the Company by the Consultant, for the sale of all products sold by the Consultant, Consultant shall receive 200,000 restricted common shares of Company stock and the Company shall issue to Consultant options to acquire 250,000 shares of the company's common stock, for a period of two years, commencing on the date of this contract. The option will have an exercise price of $4.50 per share with all underlying shares to be registered at the same time Company's employees options are registered.

     (b) The Company shall reimburse Consultant for all out of pocket expenses incurred by Consultant in performance of its services rendered hereunder, including, but not limited to, all travel expenses including airfare, hotel, food, taxi and rental cars, tolls and parking, tips and gratuities, supplies and office expenses incurred while away from home office and maintenance of remote offices necessary for the performance of the services, all of which shall be subject to prior approval by Company.

6.   CONSULTANT'S REPRESENTATIONS, WARRANTIES DUTIES AND COVENANTS

     Consultant does hereby warrant and represent:

     (a) Consultant is an individual, who has not been convicted of any felonies or received any regulatory warnings or sanctions in any jurisdiction and who is qualified and experienced in providing the Services required under the terms of this Agreement.

     (b) Consultant covenants to perform all services required hereunder in a professional manner and shall at all times conduct himself in a professional manner

7.   COMPANY'S REPRESENTATIONS WARRANTIES AND COVENANTS

     Company agrees to and does hereby make the following representations, warranties and covenants, each of which is material and may be relied upon by Consultant in entering into and performing this Agreement, and each of which shall be true and correct on the date hereof:

     (a) This Consulting Agreement constitutes a valid and binding agreement of Company in accordance with its terms.

     (b) The execution and delivery of this Agreement and the performance by Company of its obligations hereunder does not and will not contravene or constitute a violation under any provision of any law, regulation, judgment, order, indenture, agreement, franchise, license or other instrument to which Company or any of its property is subject.

     (c) Company agrees to defend, indemnify and hold Consultant harmless from and against any and all loss or damage, and to defend, indemnify and hold Consultant harmless from and against any and all claims, damages, expenses, or liabilities incurred by, or asserted against it, as a result of Consultant's performance of the services required hereunder or in the operation of the Business as long as Consultant is not grossly negligent in discharging his duties hereunder.

8.   REPORTS

     Consultant shall render to Company monthly reports concerning Consultant activities, including meetings with companies that represent, potential technology licensees, product distributors, or acquisition targets.

9.   RELATIONSHIP OF THE PARTIES

     In all matters pertaining to the operation of the Business, Consultant shall operate as an independent contractor. Nothing herein contained shall be construed to be a partnership, joint venture and/or agency, and neither party hereto shall be liable for the debts or obligations of the other, unless expressly assumed in writing.

10.  COMPLIANCE WITH LAW

     Consultant shall comply with all laws, ordinances and regulations of any countries in which Consultant makes presentations or visits which pertain directly or indirectly to the operation of the Business. Company shall pay for all taxes, licenses, bonds and deposits made to or required by any governmental agency or body, which may be required by Consultant to remain in compliance with any law or regulation.

11.  DEFAULT

     The occurrence of any of the following events shall constitute a default by Consultant under this Agreement:

     (a) Continuance for 30-days after notice by Company of any default by Consultant in performance of services required to be rendered under this Agreement.

     (b) Any affirmative act of insolvency by Consultant or the filing by Consultant of any petition or action in bankruptcy or insolvency or for appointment of a receiver or trustee, or an assignment by Consultant for the benefit of creditors, or the failure to vacate or dismiss, within 60-days after filing, any of the foregoing proceedings commenced against Consultant by a third party.

     (c) Failure to comply with all the terms of this Agreement, and all other agreements between the parties, oral or written.

12.  NOTICES

     All notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when sent by registered or certified mail, postage prepaid, addressed as indicated on the signature page of this Agreement. Any party may change its address on giving notice of such a change of address to the other party.

13.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, all of which shall constitute one Agreement.

14.  COVENANT OF FURTHER ASSURANCES

     The parties hereby agree to execute such other documents as may be necessary or desirable to carry out the purpose of this Agreement.

15.  HEIRS AND ASSIGNS

     This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns.

16.  ENTIRE AGREEMENT

     This Agreement represents the entire understanding between the parties, and supersedes all other negotiations, agreements, representations and covenants, oral or written. This Agreement may not be modified except by a writing signed by the party to be charged.

17.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the internal laws and enforced in Utah.

18.  WAIVER

     Failure by other party to enforce any rights shall not be construed as a waiver of such rights. Any waiver, including waiver of default, in any one instance shall not constitute a continuing waiver or a waiver in any other instance.

19.  INVALIDITY

     Any invalidity of any portion of this Agreement shall not affect the validity of the remaining portions; and unless substantial performance of this Agreement is frustrated by any such invalidity, this Agreement shall continue in effect.

20.  HEADINGS

     The headings used herein are for purposes of convenience only and should not be used in construing the provisions hereof.

CONSULTANT                        COMPANY

Lexxus Capital, Inc.              Broadcast International, Inc.
"Consultant"                      "Company"


/s/ Gary Robinson                     /s/ Rodney Tiede
______________________________    By____________________________

                                       President
                                  Its_____________________________